Exhibit 5.1

April 18, 2023

Marpai, Inc.

5701 East Hillsborough Ave., Suite 1417

Tampa, Florida 33610

Re: Sale of Common Stock pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (Registration No. 333-269326) (the “Registration Statement”), the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed or to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by Marpai, Inc. (the “Company”), with respect to the sale of 7,400,000 shares of the Company’s Class A common stock (the “Shares”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated April 17, 2023, by and between the Company and ThinkEquity LLC, as representatives of the several underwriters identified therein. The Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated January 30, 2023 (together with the Prospectus Supplement, the “Prospectus”).

We are acting as counsel for Company in connection with the registration and sale of the Shares. We have examined copies of the Registration Statement and Prospectus Supplement filed or to be filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued as contemplated by the Prospectus Supplement and the Underwriting Agreement, including the receipt by the Company of the consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable securities of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered to you in connection with the Registration Statement, and is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP